Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE ZIOPHARM ONCOLOGY, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ZIOPHARM ONCOLOGY, INC. IF PUBLICLY DISCLOSED.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into by and between ZIOPHARM ONCOLOGY INC. (“Company”), and LAURENCE JAMES NEIL COOPER, M.D., PH.D. (“Consultant”), effective as of April 9, 2021 (“Effective Date”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. ENGAGEMENT OF SERVICES. The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to perform consulting services for the Company as set forth herein.

1.1 Scope. Consultant shall provide Company the consulting services, described in Exhibit A attached hereto and incorporated by reference herein (“Services”).

1.2 Performance and Time Commitment. Consultant agrees that he shall perform all Services personally and that no other person shall perform any Services on behalf of Consultant without the prior written consent of Company, which consent may be withheld in Company’s sole discretion. Consultant shall perform the Services at such times as may be reasonably requested by the Company. Consultant retains the right (as limited in Section 4 and by any other agreement with the Company, including the Non-Competition Agreement (as defined in Section 7.2 herein)) to provide services for others during the Term of this Agreement and is not required to devote Consultant’s services exclusively for the Company. Consultant shall perform the services primarily remote (such as via Microsoft Teams or telephone) but may be available as mutually agreed upon at the Company’s principal place of business, another Company location, or at other places upon mutual agreement of the parties, with recognition of time zone differences with respect to availability if Consultant is residing outside of the United States at any time hereafter.

1.3 Professional Standards. The manner and means used by Consultant to perform the Services desired by the Company are in the sole discretion and control of Consultant. Consultant’s Services, and the results thereof, will be performed with and be the product of the highest degree of professional skill and expertise.

1.4 Independent Contractor Status. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company. Consultant agrees not to hold himself or herself out as, or give any person any reason to believe that Consultant is, an employee, agent, joint venturer or partner of the Company. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to Consultant for taxes or insurance. All payroll and employment taxes, insurance, and benefits shall be the sole responsibility of Consultant. Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, workers’ compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

1.5 Consultant will use a business facing email address for all correspondence with ZIOPHARM and any other parties with whom Consultant may exchange information on behalf of ZIOPHARM or in the performance of services under this Agreement. Consultant will ensure that the computers and equipment used to perform services under this Agreement will have up to date virus protection software. Consultant will allow ZIOPHARM to inspect any computer or other IT equipment utilized onsite at ZIOPHARM’s Boston or Houston office locations and used in the course of providing the services hereunder to ensure such equipment is in compliance with reasonable and necessary security requirements for accessing ZIOPHARM’s systems.

1.6 Company may provide Consultant with equipment for the purposes performing Services under this Agreement (“Equipment”) at the Company’s expense. Equipment may include but not be limited to a laptop, Microsoft Office 365 account which includes email and Microsoft Office applications installed. The Equipment will be used only by the Consultant and only for the purposes of the performing Consultant’s obligations under the Agreement. The Consultant will take reasonable care in the use and secure storage of the Equipment and will use the Equipment in compliance with all laws and regulations. At the completion of the Services or at the Company’s request, Consultant will, unless otherwise specified, return to the Company, at the Company’s expense, the Equipment and all related materials, hardware, software and documentation. In the event that the Equipment is damaged through negligence or misuse or is not returned in a timely manner, the cost of either the repair or replacement shall be deducted from the final payment to be made to the Consultant for Services performed, or billed to the Consultant by the Company if no additional Service fees are due.

2. COMPENSATION. As full compensation for Consultant’s services and the discharge of all Consultant’s obligations hereunder, the Company shall pay Consultant the compensation as set forth on Exhibit A hereto.

3. EXPENSES. The Company shall reimburse Consultant for all valid, reasonable, out-of-pocket expenses incurred in the performance of the Services upon presentation of reasonably detailed receipts (“Expenses”). The Company shall reimburse Consultant for authorized travel fees and authorized Expenses incurred by Consultant, in accordance with the terms and conditions set forth in this Agreement and the Company’s Vendor Travel and Expense Reimbursement Policy (except as modified by the last two sentences of this Section 3), upon receipt by the Company of correct and undisputed invoices from Consultant. Invoices for authorized travel fees shall include the amount of time spent traveling to and from the location where Services are to be provided and the amount of days spent away from home on business for the Company. Invoices for authorized Expenses incurred by Consultant shall be itemized and accompanied by receipts and submitted to the Company within thirty (30) days following the end of the calendar month in which such Expenses were incurred. All invoices submitted by Consultant shall state amounts due in US dollars and all payments by the Company shall be in US dollars. Any authorized travel shall be business class. If business class is not available, then authorized travel shall be by first-class.

4. NO CONFLICTS; OTHER RELATIONSHIPS.

4.1 No Conflicts. Consultant certifies that no outstanding agreement or obligation of Consultant is in conflict with any of the provisions of this Agreement, or would preclude Consultant from complying with the terms and conditions hereof. Consultant covenants and agrees not to perform any research or development project for any third party that will be competitive with any of the Company’s existing or anticipated business.

4.2 Relationship of Consultant to Third Party Employer.

4.2.1 If Consultant is an employee of a (“Third Party Employer”), and is subject to certain agreements and policies of that Third Party Employer, including policies concerning consulting, conflicts of interest and intellectual property, Consultant represents that Consultant is not a party to any existing agreement or subject to any obligation that would prevent Consultant from performing any services for the Company as contemplated in this Agreement. Consultant will ensure that any services that Consultant performs outside of the Third Party Employer are not in conflict with any Third Party Employer policy or agreement. Consultant acknowledges that it is Consultant’s responsibility to ensure that his services to Company do not employ proprietary information of the Third Party Employer or make use of the Third Party Employer’s time or resources without the written agreement of the Third Party Employer. Consultant covenants and agrees not to employ proprietary information of the Third Party Employer or make use of the Third Party Employer’s time or resources in providing the Services to the Company without the prior written consent of the Company.

4.2.2 If Consultant is required by the Third Party Employer, pursuant to applicable guidelines or policies, to make any disclosure or take any action that conflicts with the Services to be provided by Consultant hereunder or is contrary to the terms of this Agreement, Consultant will promptly notify the Company of such obligation, specifying the nature of such disclosure or action and identifying the applicable guideline or policy under which disclosure or action is required, prior to making such disclosure or taking such action. If any Third Party Employer-owned materials or intellectual property are used by Consultant in the provision of Services or are used by the Company, its affiliate(s) or its sublicensee(s) in order to practice the rights granted hereunder, Consultant will be responsible for obtaining rights for the Company, its affiliates and sublicensees to use such Third Party Employer-owned materials or intellectual property at no additional cost to the Company and will indemnify the Company against any claims, demands or causes of action by the Third Party Employer or any other third party, for use of such materials and/or intellectual property.

5. MAINTAINING CONFIDENTIAL INFORMATION.

5.1 Company Information. During the Term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential and proprietary information relating to the Company’s and its affiliates’ business, strategies and plans, technology, know-how, data, inventions, practices and developments, such confidential and proprietary information of the Company (collectively referred to as “Confidential and Proprietary Information”) may include but not be limited to: (i) confidential and proprietary information supplied to Consultant with the legend “Confidential” or equivalent; (ii) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, product and know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; (v) information of third parties as to which the Company has an obligation of confidentiality; or (vi) the existence and terms of this Agreement. “Confidential and Proprietary Information” shall also include all Inventions.

5.2 Consultant expressly acknowledges the confidential and secret character of the Confidential and Proprietary Information and that the Confidential and Proprietary Information is the sole, exclusive and extremely valuable property of the Company. Accordingly, Consultant agrees not to reproduce any of the Confidential and Proprietary Information without the prior written consent of the Company, not to use the Confidential and Proprietary Information except in the performance of this Agreement, and not to disclose all or any part of the Confidential and Proprietary Information in any form to any third party, either during or after the Term of this Agreement. Consultant therefore agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Confidential and Proprietary Information, whether created by Consultant, the Company or others, which shall come into Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by Consultant only in the performance of Services by Consultant for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of this Agreement. After such delivery, Consultant shall not retain any such materials or copies thereof or any such tangible property.

5.3 Other Employer Information. Consultant agrees not to improperly use or disclose any proprietary information or trade secrets of Consultant’s former or concurrent employers or companies, if any, during Consultant’s engagement with the Company and not to bring onto the premises of the Company any unpublished documents or any property belonging to Consultant’s former or concurrent employers or companies unless consented to in writing by said employers or companies.

5.4 Third Party Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees, both during the Term of this Agreement and thereafter, to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).

5.5 Return of Information. Upon termination of this Agreement for any reason, including expiration of the Term, Consultant agrees to cease using and to return to the Company all whole and partial copies and derivatives of the Confidential and Proprietary Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

6. INVENTIONS.

6.1 Disclosure of Inventions. Pursuant to Section 1.2 herein, Consultant retains the right (as limited in Section 4 and by any other agreement with the Company, including the Non-Competition Agreement, as defined in Section 7.2 herein) to provide services for others during the Term of this Agreement and is not required to devote Consultant’s services exclusively for the Company. Accordingly, the Company recognizes and acknowledges that Consultant may develop intellectual property for other parties or for himself which is independent of the Company, and unrelated to the Services Consultant is performing for the Company.

Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, discoveries, methods, developments, processes, formulas, compositions, compounds, software, know-how, techniques and works of authorship learned, whether patentable or not, which are made, conceived, developed or reduced to practice by Consultant or under Consultant’s direction or jointly with others, pursuant to the performance of the Services for the Company or tasks assigned to Consultant by the Company hereunder (collectively, with the records described in the following sentence, “Inventions”). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of the Company at all times.

6.2 Inventions Assigned to the Company. Consultant agrees that any and all Inventions shall be the sole and exclusive property of the Company. Consultant hereby assigns and agrees to assign to the Company all of Consultant’s right, title and interest in and to any and all Inventions. Consultant explicitly acknowledges and agrees that all works of authorship contained in the Inventions are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship. Consultant further agrees that the Company is and shall be vested with all rights, title and interests, including patent, copyright, trade secret and trademark rights, in all of Consultant’s Inventions under this Agreement.

6.3 Obtaining Intellectual Property Protection. Consultant agrees to assist the Company in every lawful way to obtain and enforce United States and foreign proprietary rights relating to the Inventions in any and all countries. To that end, Consultant agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, Consultant agrees to execute, verify and deliver assignments of such proprietary rights to the Company or its designee. Consultant’s obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of Consultant’s engagement, but the Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and on behalf of Consultant to execute, verify and file, with the same legal force and effect as if executed by Consultant, any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph. Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which Consultant now or may hereafter have for infringement of any proprietary rights assigned to the Company.

6.4 Background Materials. Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Inventions developed hereunder any background materials owned by Consultant or in which Consultant has an interest (“Background Materials”), (i) Consultant shall inform the Company, in writing before incorporating such Background Materials into any Inventions; and (ii) the Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such Background Materials as part of or in connection with such Inventions. Consultant shall not incorporate any Background Materials owned by any third party into any Inventions without the Company’s prior written permission.

7. TERM; TERMINATION.

7.1 Term. The term of this Agreement will commence on the Effective Date and, unless renewed by mutual written agreement of the Company and Consultant or terminated earlier as set forth in this Agreement, shall expire on the third anniversary of the Effective Date (“Term”).

7.2 Termination During Year 1. Consultant may not terminate this Agreement within the first year following the Effective Date. Should Consultant nevertheless do so, then (in addition to the effects set forth in Section 7.5 below) the Company’s sole and exclusive remedy shall be that Consultant shall forfeit all rights to the 2021 bonus of $143,250 under Section 2(iii) of the Separation Agreement, and if already paid, then Consultant agrees to reimburse such amount within thirty (30) days after termination. The Company may terminate this Agreement at any time on or before the first anniversary of the Effective Date by giving seven (7) days’ written notice to Consultant. If such termination is by the Company within the first year following the Effective Date is without Cause (as defined below), or is by Consultant for Good Reason (as defined below) within the first year following the Effective Date, then the Company shall waive Sections 3 and 4 only of the Invention, Non-Disclosure and Non-Competition Agreement between the Parties dated May 5, 2015 (as amended) (the “Non-Competition Agreement”). For purposes of this Agreement, the following definitions shall apply:

“Cause” shall mean any of the following: (i) the willful or negligent failure, disregard or refusal by Consultant to perform the Services for a period of fifteen (15) business days after Consultant has been given written notice thereof; (ii) any act by Consultant that, in the reasonable opinion of a majority of the Company’s Board of Directors (the “Board”), has the effect of injuring the business or reputation of the Company of any of its affiliates; (iii) misconduct by the Consultant in respect of the duties or obligations of Consultant under this Agreement, including, without limitation, insubordination with respect to lawful directives received by Consultant from the Company relating to the Services to be performed hereunder for a period of fifteen (15) business days after Consultant has been given written notice thereof; (iv) Consultant’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contender plea); (v) the determination by a majority of the Board after a good faith investigation by the Board following a written allegation by an employee of the Company, that Consultant engaged in any conduct prohibited by law (including, without limitation, harassment or discrimination); (vi) any misappropriation or embezzlement of the property of the Company of its affiliates (whether or not constituting a misdemeanor or felony); (vii) a material breach by Consultant of any of the provisions of this Agreement or the Separation Agreement between Consultant and the Company dated April __, 2021 (the “Separation Agreement”).

“Good Reason” shall mean any of the following: (i) any reduction in Consultant’s remuneration payable hereunder; or (b) a material breach by the Company of this Agreement or the Separation Agreement.

7.3 Termination After Year 1. After the first anniversary of the Effective Date, either party may terminate this Agreement at any time by giving fourteen (14) days’ written notice to the other party.

7.4 Termination for Breach. This Agreement may be terminated immediately by either party by giving notice of termination to the other party if the other party shall have failed to remedy any material breach of this Agreement within thirty (30) days of receiving written notice of such breach.

7.5 Effects of Termination. In the event of any termination of this Agreement prior to completion of the Services, Consultant shall cease work immediately after giving or receiving such notice or termination, unless otherwise advised by the Company, shall return to the Company all Confidential and Proprietary Information, Inventions, and other materials belonging to the Company, and shall notify the Company in writing of fees and expenses incurred in providing the Services up to the termination date. Unless this Agreement is terminated by the Company with Cause (as defined above ) or by Consultant within the first year following the Effective Date for other than Good Reason (as defined above), then to the extent Consultant has any unvested restricted stock or options with the Company, they will immediately vest (and, as applicable, become exercisable) as of the effective date of such termination.

7.6 Survival. Sections 1.6, 4.2.2, 5, 6, 7, 9, 10, 11, 12, 13, 14 and 15 of this Agreement shall survive any termination of this Agreement.

8. COMPLIANCE WITH APPLICABLE LAWS. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable federal, state, local, foreign or other government or any applicable governmental, regulatory or administrative agency, commission, body or other authority to the extent applicable to the Services provided hereunder.

9. ASSIGNMENT; BENEFIT. This Agreement is for the personal services of Consultant and may not be assigned by Consultant, nor shall it be assignable by operation of law, without the prior written consent of the Company. This Agreement may be assigned at any time by the Company. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

10. LEGAL AND EQUITABLE REMEDIES. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure of any Confidential and Proprietary Information including Inventions without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be entitled to specific performance of Consultant’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction. The remedies set forth herein are cumulative and are not intended to limit any right or remedy available to the Company at law or equity.

11. GOVERNING LAW; JURY WAIVER; SEVERABILITY. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws rules thereof that would cause the application of the law of a different jurisdiction. The parties agree that any action, demand, claim or counterclaim relating to this Agreement shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction, and the parties hereby consent to the personal jurisdiction and venue of such court(s). The parties agree that any dispute relating to this Agreement shall be tried by a judge alone, and each party hereby waives and forever renounces the right to a trial before a civil jury in any such dispute. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

12. NO DEBARMENT. Consultant represents and warrants that Consultant has not been debarred by the FDA under 21 U.S.C. 335a (Section 306, Federal Food, Drug and Cosmetic Act) or any foreign equivalent. Consultant will notify the Company immediately in the event of any debarment or threat of debarment occurring during the Term or thereafter. The Company shall have the right to terminate this Agreement immediately by written notice in the event of any such debarment or threatened debarment.

13. COMPLETE UNDERSTANDING; MODIFICATION. This Agreement, together with its Exhibit, constitutes the final, exclusive and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof, and supersede all prior negotiations, obligations representations, understandings or agreements, whether written or oral, with respect to such subject matter. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer. For the avoidance of doubt, the following agreements between Company and Consultant shall remain in full force and effect in accordance with their respective terms: (i) the Separation Agreement dated April 5, 2021; (ii) the Non-Competition Agreement (as defined in Section 7.2 herein); (iii), any equity awards, grants or agreements; and (iv) the Indemnity Agreement dated May 5, 2015,

14. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.

If to the Company:

ZIOPHARM Oncology Inc.

One First Avenue,

Parris Building 34, Navy Yard Plaza

Boston, MA 02129

Attn: Legal Department

If to Consultant:

15. Counterparts. This Agreement may be executed in any number of counterparts, including via e-mail delivery of a portable document format (*.pdf) data file or similar electronic means, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Headings. The paragraph headings contained herein are included solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

ZIOPHARM ONCOLOGY INC.		LAURENCE JAMES NEIL COOPER

By:	/s/ Heidi M. Hagen	/s/ Laurence James Neil Cooper
Heidi M. Hagen:
Chief Executive Officer

Date: April 5, 2021		Date: April 5, 2021

EXHIBIT A

SERVICES AND FEES

1.	Consulting Duties.

(a) During the Term, Consultant shall provide the following services to the Company under the direction of Heidi M. Hagen, Chief Executive Officer (the “Services”):

•	Actively participate on the Company’s Scientific Advisory Board

•	[***]

•	Assist in the [***]

•	Advise and, as reasonably requested, speak on the Company’s underlying science

•	Advise and assist the Company’s scientific leadership (including the Executive Vice President of Cell Therapy and the Vice President of Immunology) as needed

•	Assist, advise and consult with the Company’s Chief Executive Officer as needed

•	Attend Joint Steering Committees meetings for the MD Anderson Cancer Center as needed

•	Attend Eden BioCell Joint Steering Committee meetings as needed

•	Support [***]

•	Other matters as reasonably requested by the Company and mutually agreed to by Consultant

(b) Consultant agrees to furnish the Company with written reports with respect to the Services upon request.

2.	Remuneration and Payment Schedule.

(a) In consideration for the Services rendered by Consultant during the Term, the Company shall pay Consultant annual fees as follows (the “Fees”): (i) for April 1, 2021 to March 31, 2022 - $573,000; (ii) for April 1, 2022 to March 31, 2023 - $300,000; and (iii) for April 1, 2023 to March 31, 2024 - $300,000. Consultant shall provide invoices to the Company on a quarterly basis. Such invoices shall: (i) provide the pro-rated portion of the applicable annual Fee; and (ii) set forth any authorized expenses and provide supporting documentation thereof.

(b) Any invoices for authorized Expenses in accordance with Section 3 herein may be submitted by email to apinvoices@ziopharm.com or by mail to:

ZIOPHARM Oncology Inc.

One First Avenue,

Parris Building 34, Navy Yard Plaza

Boston, MA 02129

Attn: Accounts Payable

Undisputed invoices will be paid within forty five (45) days of receipt.